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Exhibit 5.1

December 23, 2021

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to First Merchants Corporation, an Indiana corporation (“First Merchants”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 5,728,789 shares of common stock, no par value, of First Merchants (the “Common Shares”), (ii) 10,000 shares of 7.50% Non-Cumulative Perpetual Preferred Stock, Series A, no par value (the “Preferred Stock”), of First Merchants (the “Preferred Shares”), and (iii) 1,000,000 depositary shares, representing the Preferred Shares (the “Depositary Shares”), to be issued by First Merchants in connection with the transactions contemplated by the Agreement and Plan of Merger, dated November 4, 2021, by and between First Merchants and Level One Bancorp, Inc., a Michigan corporation (as it may be amended from time to time, and including all exhibits thereto, the “Merger Agreement”), pursuant to which Level One Bancorp, Inc. will merge with and into First Merchants (the “Merger”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of First Merchants and corporate records furnished to us by First Merchants, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the Registration Statement, the Merger Agreement, the Articles of Incorporation of First Merchants, as amended (the “First Merchants Articles”), the Bylaws of First Merchants (the “First Merchants Bylaws”), the form of Articles of Amendment to the First Merchants Articles establishing the rights and preferences of the Preferred Stock that are proposed to become effective in connection with the Merger (the “Articles of Amendment”), the Deposit Agreement, dated as of August 13, 2020, among Level One, Continental Stock Transfer & Trust Company, as depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares that will represent interests in the Preferred Shares (the “Deposit Agreement”), and the form of depositary receipt described therein, which we collectively refer to herein as the “Transaction Documents.” In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

For purposes of the opinions contained herein, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies. We also have assumed with respect to all documents examined by us which contained facsimile signatures that such signatures were the original signature of the party and have the same force and effect as an original signature. In addition, in making our examination of the documents related to the subject matter hereof and the documents described herein which have been executed by

First Merchants Corporation

December 23, 2021

parties other than First Merchants, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity, binding effect and enforceability of all such documents on such other parties in accordance with their respective terms.

As to any facts material to our opinion which we did not independently establish or verify, we have been furnished with and have relied upon certificates of officers and other representatives of First Merchants.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i) when the Registration Statement has been declared effective by order of the Commission and the Merger is consummated in accordance with the terms of the Merger Agreement, the Common Shares will be duly authorized, validly issued, fully paid and nonassessable;

(ii) when the Articles of Amendment substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Indiana Secretary of State and become effective in accordance with the Indiana Business Corporation Law, the Registration Statement has been declared effective by order of the Commission and the Preferred Shares have been issued and delivered in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable; and

(iii) when the Deposit Agreement has been duly assumed by First Merchants pursuant to the Merger Agreement, the Preferred Shares represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary upon conversion of the 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Level One into the Preferred Stock, and the depositary receipts evidencing the Depositary Shares have become the issued Depositary Shares of First Merchants as contemplated by the Registration Statement, such Depositary Shares will constitute valid and legally binding obligations of First Merchants and will entitle the holders thereof to the rights specified in the Deposit Agreement.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading “Legal Matters” in the related proxy statement and prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons Bingham Greenebaum LLP

DENTONS BINGHAM GREENEBAUM LLP